FOR IMMEDIATE RELEASE

     Contact:  John H. Untereker   337-896-6664        No.   00-03
               President/Chief Executive Officer

                OMNI ANNOUNCES PLANS FOR BUSINESS COMBINATION
                        AND FILES AMENDED FORM 10-K

     CARENCRO, LA. - APRIL 14, 2000 - OMNI ENERGY SERVICES CORP. (NASDAQ:
OMNI) today announced that it has reached an agreement in principle on a term sheet for a transaction whereby another seismic related company would merge with OMNI in return for shares of common and preferred stock of OMNI. As more fully described in its Annual Report (Form 10K) filed today, OMNI would also receive a substantial amount of cash from new investors as part of this transaction. The final terms, including the number of common and preferred shares to be issued and the amount of cash to be received, are subject to the completion of negotiations between the parties, new investors and OMNI's primary lenders, and completion of this transaction will be subject to OMNI Board and shareholder approval. Although OMNI expects this transaction to be completed during the 2000 fiscal year, there can be no assurance that this transaction will be completed on that timeframe or at all.

     OMNI expects to restructure substantially all of its indebtedness to lenders as a result of this transaction. However, the existing maturity dates for OMNI's indebtedness with its primary lenders precedes the expected closing date of the transaction. OMNI had anticipated having a longer term solution agreed to with its creditors by March 31, 2000, but with the amount of its current debt obligations due in 2000, OMNI has received a going concern report from its auditors for the fiscal year ended December 31, 1999. As a result, OMNI has provided a valuation allowance of $5.8 million ($0.36 per share) against its net deferred tax asset in its audited financial statements related primarily to net operating loss carryforwards.

     In addition, OMNI announced today that it has terminated the letter of intent to sell its aviation business to Helicopter Transport Services, Inc. due to an inability of the parties to reach mutually satisfactory terms. OMNI continues to actively pursue other possible buyers of the aviation business.

     Headquartered in Carencro, La., OMNI provides a broad range of integrated services to both geophysical and exploration and production companies engaged in the acquisition of on-shore seismic data. The Company provides its services through two business units: Seismic Drilling and Seismic Survey. Omni specializes in operations in logistically difficult and environmentally sensitive terrain.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, rapid growth, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.